EXHIBIT 1(C)
Form of
THE COMMONWEALTH OF MASSACHUSETTS
MICHAEL JOSEPH CONNOLLY
SECRETARY OF THE COMMONWEALTH
STATE HOUSE - BOSTON, MA
SUPPLEMENT TO THE DECLARATION OF TRUST
Fidelity Institutional Trust
82 Devonshire Street
Boston, Massachusetts  02109
We do hereby certify that, in accordance with Article XII, Section 7 of the Declaration of Trust of Fidelity Institutional Trust, the following Supplement to said Declaration of Trust was duly adopted by a majority of Shareholders of the Trust at a meeting held on March 19, 1997:
VOTED: That Article VIII, Section 1 of the Declaration of Trust dated July
10, 1987 and     supplemented December 1, 1988 be, and it hereby is,
amended to read as follows:
"The Shareholders shall have power to vote... On any matter submitted to a vote of the Shareholders, all Shares shall be voted by individual Series, except (i) when required by the 1940 Act, Shares shall be voted in the aggregate and not by individual Series; and (ii) when the Trustees have determined that the matter affects only the interests of one or more Series, then only the Shareholders of such Series shall be entitled to vote thereon. A Shareholder of each Series shall be entitled to one vote for each dollar of net asset value (number of shares owned times net asset value per share) of such Series, on any matter on which such Shareholder is entitled to vote and each fractional dollar amount shall be entitled to a proportionate fractional vote. There shall be no cumulative voting in the election of Trustees. Shares may be voted in person or by proxy. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required or permitted by law, this Declaration of Trust or any Bylaws of the Trust to be taken by Shareholders."
  That Article IV, Section 4 of the Declaration of Trust dated July 10,
1987 and     supplemented December 1, 1988 be, and it hereby is, amended to read as follows:
"In case of the declination, death, resignation, retirement, removal, incapacity, or inability of any of the Trustees, or in case a vacancy shall, by reason of an increase in number, or for any other reason, exist, the remaining Trustees shall fill such vacancy by appointing such other person as they in their discretion shall see fit consistent with the limitations under the Investment Company Act of 1940. Such appointment shall be evidenced by a written instrument signed by a majority of the Trustees in office or by recording in the records of the Trust, whereupon the appointment shall take effect. An appointment of a Trustee may be made by the Trustees then in office in anticipation of a vacancy to occur by reason of retirement, resignation or increase in number of Trustees effective at a later date, provided that said appointment shall become effective only at or after the effective date of said retirement, resignation or increase in number of Trustees. As soon as any Trustee so appointed shall have accepted this trust, the trust estate shall vest in the new Trustee or Trustees, together with the continuing Trustees, without any further act or conveyance, and he shall be deemed a Trustee hereunder. The power of appointment is subject to the provisions of Section 16 (a) of the 1940 Act."
  That Article V, Section 1 of the Declaration of Trust dated July 10, 1987 and supplemented December 1, 1988 be, and it hereby is, amended to read as follows:
"Subject to any applicable limitation in the Declaration of Trust or the Bylaws of the Trust, the Trustees shall have the power and authority:
(t) Notwithstanding any other provision hereof, to invest all of the assets of any series in a single open-end investment company, including investment by means of transfer of such assets in exchange for an interest or interests in such investment company."
The foregoing supplement to the Declaration of Trust is effective __________, so long as this Amendment is filed in accordance with Chapter 182, Section 2, of the General Laws.
IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereunto signed our names this ___ day of _________, 1997.



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